Exhibit 10.7

ADDENDUM TO CONVERTIBLE DEBENTURE, WARRANT TO PURCHASE
COMMON STOCK AND SECURITIES PURCHASE AGREEMENT

This Addendum to Convertible Debenture, Warrant to Purchase Common Stock and Securities Purchase Agreement (“Addendum”) is entered into as of the 16th day of December 2005 by and between Material Technologies, Inc., a Delaware corporation (“Material”), and Golden Gate Investors, Inc., a California corporation (“GGI”).

WHEREAS, GGI and Material are parties to that certain 5 ¼ % Convertible Debenture dated as of December 16, 2005 (“Debenture”); and

WHEREAS, GGI and Material are parties to that certain Warrant to Purchase Common Stock dated as of December 16, 2005 (“Warrant”); and

WHEREAS, GGI and Material are parties to that certain Securities Purchase Agreement dated as of December 16, 2005; and

WHEREAS, the parties desire to amend the Debenture, Warrant and Securities Purchase Agreement in certain respects.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Material and GGI agree as follows:

  All terms used herein and not otherwise defined herein shall have the definitions set forth in the Debenture, the Warrant or the Securities Purchase Agreement.

  The Debenture Principal Amount shall be $40,000. The Purchase Price for the Debenture shall be $40,000.  Simultaneously with the execution of this Addendum, GGI shall pay the Purchase Price by wire transfer of immediately available funds to Material. The second sentence of section 3.1(a) of the Debenture is amended to read as follows: “The number of shares into which this Debenture may be converted is equal to the dollar amount of the Debenture being converted multiplied by 110, minus the product of the Conversion Price multiplied by 100 times the dollar amount of the Debenture being converted, and the entire foregoing result shall be divided by the Conversion Price.”

  The number of shares that may be acquired pursuant to the Warrant shall be changed to 4,000,000 shares.  The Exercise Price of the Warrant shall be $1.09. The Warrant shall be exercised in an amount equal to 100 times the amount of the Debenture being converted.

  GGI shall immediately wire Material $10,000, which shall represent a prepayment towards the exercise of Warrant Shares under the Warrant, the timing of the application of which shall be at GGI’s sole discretion.

  The $2,500 Debenture conversion amount set forth in the December 16, 2005 Warrant Prepayment letter agreement is hereby changed to $250 to reflect the change set forth above in the Debenture conversion formula. All other dollar amounts set forth in the December 16, 2005 Warrant Prepayment letter remain unchanged.

  Except as specifically amended herein, all other terms and conditions of the Debenture, Warrant and Securities Purchase Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Material and GGI have caused this Addendum to be signed by its duly authorized officers on the date first set forth above.

Material Technologies, Inc.                                           Golden Gate Investors, Inc.

By: /s/ Robert M. Bernstein                                           By:   /s/ Travis Huff

Name:   Robert M. Bernstein                                        Name:    Travis Huff

Title:  Chief Executive Officer                                        Title:    Portfolio Manager